Exhibit 99.5

To Each of the Entities Listed
on Schedule A Attached Hereto

Re:                             Consumers 2014 Securitization Funding LLC
- Federal Constitutional Issues

Ladies and Gentlemen:

We have acted as special counsel for Consumers Energy Company, a Michigan corporation (“Consumers Energy”), and Consumers 2014 Securitization Funding LLC, a Delaware limited liability company (the “Issuer”), in connection with the Registration Statement on Form S-3 (File Nos. 333-195654 and 333-195654-01) filed on May 2, 2014 and as amended by Amendment No. 1 filed on June 10, 2014 by the Issuer with the Securities and Exchange Commission pursuant to the Securities Act of 1933, including the prospectus dated June 10, 2014 and the prospectus supplement dated June 10, 2014, relating to the registration thereunder of the Issuer’s senior secured securitization bonds, series 2014A (the “Bonds”).

The Bonds will be issued in an aggregate principal amount of $[                ] pursuant to an Indenture dated as of the date hereof between the Issuer and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”), together with a Series Supplement dated as of the date hereof between the Issuer and the Trustee establishing the form and terms of such Bonds (collectively, the “Indenture”).  Under the Indenture, the Trustee holds, among other things, Securitization Property as described below as collateral security for the payment of the Bonds.  Capitalized terms used but not otherwise defined herein shall have the respective meanings specified in the Indenture.  We are delivering this opinion letter pursuant to Section 9(f) of the Underwriting Agreement.  In rendering our opinions, we have reviewed copies of the documents identified above.

We have assumed the following facts and matters of law without investigation:  Michigan 2000 PA 142, as amended (“Act 142”), provides for certain electric utilities in Michigan to refinance certain amounts, identified as “qualified costs” in Act 142, through the issuance of securitization bonds.(1)  Act 142, which is codified at Sections 460.10h, 10i, 10j, 10k, 10l, 10m, 10n, 10o, and 10z of the Michigan Compiled Laws (“MCL”), assigns certain powers and duties to the Michigan Public Service Commission (“MPSC”) in connection with securitization and provides for the creation of “securitization property” and the

(1)         See Attorney General v. Pub. Serv. Comm’n, 634 N.W.2d 710, 711 (Mich. Ct. App. 2001).

issuance of “securitization bonds.”(2)  Section 460.10n(2) of Act 142 (the “State Pledge”) contains certain promises by the State of Michigan (the “State”) with respect to the Bonds and the Securitization Property, as discussed further in Section I.A. below.

The Securitization Property was created in favor of Consumers Energy pursuant to a financing order (the “Order”) issued on December 6, 2013 by the MPSC in Case Number U-17473, pursuant to its authority under Act 142.  On the date hereof, Consumers Energy is irrevocably selling, transferring, assigning, setting over and otherwise conveying to the Issuer all right, title and interest of Consumers Energy in and to the Securitization Property.  The Securitization Property includes the right to impose and collect certain “securitization charges” described in the Order (the “Securitization Charges”).  We have assumed that the Securitization Charges constitute securitization charges within the meaning of Act 142 and may be periodically adjusted, in the manner authorized in the Order.(3)  The Order provides:

Consumers Energy Company, and any successor to Consumers Energy Company, shall impose and collect from customers, in the manner provided by this financing order, securitization charges in amounts sufficient to provide for the full and timely recovery of the amount securitized, the ongoing other qualified costs of the special purpose entity, and federal, state, and local taxes related to the securitization charge.

The Order was issued in response to an application for its issuance that was filed by Consumers Energy with the MPSC pursuant to the provisions of Act 142.  The Order became final and not subject to further appeal on January 24, 2014.  Consumers Energy filed a letter with the MPSC on January 24, 2014, as required by the Order, to provide Consumers Energy’s express written acceptance of all conditions and limitations that the Order places on Consumers Energy.

Section 460.10n(2) of Act 142 provides:

The state pledges, for the benefit and protection of the financing parties and the electric utility, that it will not

(2)         E.g., MCL §§ 460.10i, 460.10j, 460.10k, 460.10n.

(3)         We refer you to the opinion of Miller Canfield Paddock and Stone, P.L.C., of even date herewith, that the Securitization Charges constitute securitization charges within the meaning of Act 142 under Michigan law.  We do not undertake to express any opinions on matters of Michigan law.

take or permit any action that would impair the value of securitization property, reduce or alter, except as allowed under section 10k(3), or impair the securitization charges to be imposed, collected, and remitted to financing parties, until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the related securitization bonds have been paid and performed in full.  Any party issuing securitization bonds is authorized to include this pledge in any documentation relating to those bonds.

As authorized by Section 460.10n(2) of Act 142 and the Order, the language of the State Pledge has been included in the Indenture and in the Bonds.

QUESTIONS PRESENTED AND OPINIONS

You have requested our opinions as to:

(1)               whether the State Pledge would be held by a federal court to create a contractual relationship between the State of Michigan and the holders of the Bonds (the “Bondholders”) for purposes of Article I, Section 10 of the United States Constitution (“Contract Clause”)(4);

(2)               whether Bondholders (or the Trustee on their behalf) would be successful in a federal court in challenging under the Contract Clause the constitutionality of legislation passed by the Michigan legislature (“Legislature”) that becomes law or any action of the MPSC exercising legislative powers prior to the time that the Bonds and related financing costs are fully paid and discharged (collectively referred to herein as “Legislative Action”) that in either case limits, alters, impairs or reduces the value of the Securitization Property or the Securitization Charges (collectively referred to herein as an “Impairment”);

(4)         The Contract Clause provides:  “No State shall enter into any Treaty, Alliance, or Confederation; grant Letters of Marque and Reprisal; coin Money; emit Bills of Credit; make any Thing but gold and silver Coin a Tender in Payment of Debts; pass any Bill of Attainder, ex post facto Law, or Law impairing the Obligation of Contracts, or grant any Title of Nobility.”

(3)               whether a federal court would grant preliminary injunctive relief under federal law to prevent, prior to trial and decision on the merits, implementation of Legislative Action that limits, alters, impairs or reduces the value of the Securitization Property or the Securitization Charges(“Preliminary Injunctive Relief”);

(4)               assuming a favorable final adjudication of such claim in a federal court, whether permanent injunctive relief would be available to prevent permanent implementation of the challenged Legislative Action (“Permanent Injunctive Relief”); and

(5)               whether a federal court would hold, under the “Takings Clause” of the Fifth Amendment to the United States Constitution(5) (made applicable to the State because of the Fourteenth Amendment to the United States Constitution), that the State could not repeal or amend Act 142 or take any other action in contravention of the State Pledge without paying just compensation to the Bondholders if doing so (a) completely deprived Bondholders of all economically beneficial use of the Securitization Property or (b)  unduly interfered with the reasonable expectations of the Bondholders arising from their investment in the Bonds.

Based upon our review of relevant reported decisions, as set forth in this letter, but subject to the qualifications, limitations and assumptions (including the assumption that any Impairment would be “substantial”) set forth in this letter, it is our opinion that a federal district court of competent jurisdiction, in a properly prepared and presented case:

(1)               would hold that the State Pledge creates a contractual relationship between the State and the Bondholders for purposes of the Contract Clause;

(2)               would hold that, absent a demonstration by the State that an Impairment is justified by a significant and legitimate public purpose and that such Impairment is reasonable and necessary, the Bondholders (or the Trustee acting on their behalf) would be successful in a federal court in challenging under the Contract Clause the constitutionality of any Legislative Action determined by such court to limit, alter, impair or reduce the value of the

(5)         The Takings Clause to the Fifth Amendment of the United States Constitution provides: “nor shall private property be taken for public use, without just compensation.”

Securitization Property or the Securitization Charges so as to cause a substantial Impairment prior to the time that the Bonds and related financing costs are fully paid and discharged;

(3)               would, depending on the strength of the showing by the plaintiff, balance the factors for determining whether to grant or deny Preliminary Injunctive Relief and would have discretion to grant Preliminary Injunctive Relief; and could also, depending on the strength of the showing by the plaintiff, find the test for Permanent Injunctive Relief satisfied and would have discretion to grant Permanent Injunctive Relief; and

(4)               would hold that the Takings Clause would require the State to pay just compensation to Bondholders if the court determines that the State’s repeal or amendment of Act 142, or any other action taken by the State in contravention of the State Pledge, (a) completely deprived Bondholders of all economically beneficial use of the Securitization Property or (b)  unduly interfered with the reasonable expectations of the Bondholders arising from their investment in the Bonds.

It is important to note that judicial analysis of issues relating to the Contract Clause or the Takings Clause has typically proceeded on a case-by-case basis and that the court’s determination, in most instances, depends on the facts and circumstances of the particular case.  It is also important to note we are not aware of any reported controlling judicial precedents directly on point.  Our analysis is necessarily a reasoned application of judicial decisions involving similar or analogous circumstances.  Moreover, the application of equitable principles, including the determination whether to grant or deny Permanent Injunctive Relief or Preliminary Injunctive Relief, is subject to the discretion of the court being asked to grant such relief.  We cannot predict the facts and circumstances that will be present in the future and may be relevant to the exercise of such discretion.

DISCUSSION

I.                                        THE SCOPE OF THE CONTRACT CLAUSE

Based on our analysis of relevant judicial authority, as set forth below, it is our opinion, subject to all of the qualifications, limitations and assumptions set forth in this letter (including the assumption that any Impairment  would be “substantial”), that, absent a demonstration by the State that an Impairment is justified by a significant and legitimate public purpose and that such Impairment is reasonable and necessary, a reviewing court would conclude that the State Pledge provides a basis upon which the Bondholders (or the Trustee acting on their behalf) would be successful in a federal court in challenging under the Contract Clause the constitutionality of any Legislative Action determined by such court to limit, alter, impair or reduce the value of the Securitization Property or the Securitization Charges so as to cause a substantial Impairment prior to the time that the Bonds and related financing costs are fully paid and discharged.

The Contract Clause provides, in pertinent part:  “No State shall… pass any… Law impairing the Obligation of Contracts.”  The general purpose of the Contract Clause is “to encourage trade and credit by promoting confidence in the stability of contractual obligations.”(6)  It is well established that “the Contract Clause limits the power of the States to modify their own contracts as well as to regulate those between private parties.”(7)  However, the Contract Clause’s prohibition of impairment is not absolute; the U.S. Supreme Court has made clear that “[a]lthough the language of the Contract Clause is facially absolute, its prohibition must be accommodated to the inherent police power of the State ‘to safeguard the vital interests of its people.’”(8)

The U.S. Supreme Court has applied a three-part analysis to determine whether a particular legislative action violates the Contract Clause:

(1)         whether the legislative action operates as a substantial impairment of a contractual relationship;

(2)         if there is such an impairment, whether the legislative action is justified by a significant and legitimate public purpose; and

(3)         whether the adjustment of the rights and responsibilities of the contracting parties is reasonable and appropriate to the public purpose behind the legislative action.(9)

Under this analysis, the threshold inquiry is whether the legislative action operates as a substantial impairment of a contractual relationship.(10)  This inquiry has three components:

(6)         U.S. Trust Co. v. New Jersey, 431 U.S. 1, 5 (1977) (cited herein as “U.S. Trust”).

(7)         Id. at 17.

(8)         Energy Reserves Grp., Inc. v. Kan. Power & Light Co., 459 U.S. 400, 410 (1983) (cited herein as “Energy Reserves”) (quoting Home Bldg. & Loan Ass’n v. Blaisdell, 290 U.S. 398, 434 (1934) (cited herein as “Blaisdell”)).

(9)         See Energy Reserves, 459 U.S. at 411-12.  See also Toledo Area AFL-CIO Council v. Pizza, 154 F. 3d 307, 323 (6th Cir. 1998) (applying U.S. Supreme Court’s three-part analysis).

(1) whether there is a contractual relationship;

(2) whether the change in law impairs that contractual relationship; and

(3) whether the impairment is substantial.

In addition, the U.S. Supreme Court has articulated the “reserved powers doctrine,”—which “concerns the ability of the State to enter into an agreement that limits its power to act in the future . . . [T]he Contract Clause does not require a State to adhere to a contract that surrenders an essential attribute of its sovereignty.” (11)

The following three subparts address:

(a) whether there is a contractual relationship between the State and the Bondholders;

(b) if so, whether such contract would violate the “reserved powers doctrine,” which would render the contract unenforceable; and

(c) the State’s burden to justify an impairment.

It is important to note that any determination of whether a particular Legislative Action constitutes a substantial impairment of a particular contract would necessarily be a fact-specific analysis.(12)  Accordingly, nothing in this letter expresses any opinion as to whether a court might find a “substantial impairment” by legislative action in any particular circumstances with respect to the Order, the Securitization Property, the Securitization Charges or the Bonds.  For purposes of this letter, we assume in addressing the other parts of the analysis that an impairment would be “substantial.”

(10)       Energy Reserves, 459 U.S. at 411.

(11)       U.S. Trust, 431 U.S. at 23.

(12)       In one example, the U.S. Supreme Court in the U.S. Trust case found a substantial impairment where the States of New York and New Jersey repealed outright an “important security provision” securing repayment of bonds.  While observing that “no one can be sure precisely how much financial loss the bondholders suffered,” the U.S. Supreme Court concluded that “the question of valuation need not be resolved in the instant case because the State has made no effort to compensate the bondholders for any loss sustained by the repeal.”  Id. at 19.

In Part II of this letter, we address the relief available in a challenge under the Contract Clause.

A.                                    Existence of a Contractual Relationship

In addressing whether there is a contractual relationship, the U.S. Supreme Court has recognized that “absent some clear indication that the legislature intends to bind itself contractually,” there is a presumption that a law is not intended to create private contractual rights but instead “merely declares a policy to be pursued until the legislature shall ordain otherwise.”(13)  This presumption reflects the fact that the principal function of a legislature is not to make contracts, but rather to make laws that establish the state’s policies, which may change.(14)  Thus, this presumption must be overcome by a party asserting the existence of a contract.(15)

In determining whether a particular statute creates a contractual obligation, “it is of first importance to examine the language of the statute.”(16)  The U.S. Supreme Court has underscored that, in this determination, “the cardinal inquiry is as to the terms of the statute supposed to create such a contract.”(17)  “In general, a statute is itself treated as a contract when the language and circumstances evince a legislative intent to create private rights of a contractual nature enforceable against the State.”(18)

In the U.S. Trust case, the U.S. Supreme Court agreed with a trial court’s findings that a statutory covenant was properly characterized as a contractual obligation of the two states that had created it.(19)  The covenant at issue limited the ability of the Port Authority of New York and New Jersey to subsidize rail passenger transportation from revenues and reserves pledged as security for certain bonds.(20)  In finding that the statutory covenant constituted a contract

(13)       National R.R. Passenger Corp. v. Atchison, Topeka & Santa Fe Ry. Co., 470 U.S. 451, 466 (1985) (cited herein as “National R.R.”) (quoting Dodge v. Bd. of Educ., 302 U.S. 74, 78 (1937)).

(14)       Id.

(15)       Id.

(16)       Id. (quoting Dodge v. Bd. of Educ., 302 U.S. 74, 78 (1937)).

(17)       Indiana ex rel. Anderson v. Brand, 303 U.S. 95, 104 (1938) (cited herein as “Brand”).

(18)       U.S. Trust, 431 U.S. at 17, n.14.

(19)       Id. at 17-18.

(20)       See id. at 9-11.

between the two States and bondholders, the U.S. Supreme Court concluded: “The intent to make a contract is clear from the statutory language: ‘The 2 states covenant and agree with each other and with holders of any affected bonds . . . .’”(21)  In a subsequent case discussing the statutory covenant at issue in U.S. Trust, the U.S. Supreme Court observed:  “Resort need not be had to a dictionary or case law to recognize the language of contract.”(22)

The U.S. Trust opinion also cites the U.S. Supreme Court’s much earlier decision in Brand.(23)  There, the U.S. Supreme Court determined that Indiana’s “Teachers’ Tenure Act” created binding and enforceable contract rights.(24)  The U.S. Supreme Court based its decision, in part, on the legislature’s use of the word “contract” throughout the statute to describe the relationship between the state and the school teachers.(25)

A statute’s mere use of the term “contract,” or other language of contract, in a statute does not necessarily evidence an intent to bind the government contractually.(26)  For example, a statute may use the term “contract” to define the relationship between private parties, rather than the relationship between the government and private parties.(27)

Here, in our view, the language of the State Pledge should properly be viewed as creating a contractual obligation of the State.  As in U.S. Trust, “[t]he intent to make a contract is clear from the statutory language.”(28)  The pertinent features of the State Pledge include:

(1)         The State expressly pledges that it will not impair the value of securitization property — “The state pledges, for the benefit and protection of the financing parties and the electric utility, that it will not take or permit any action that would impair the value of securitization property . . . .”(29)

(21)       Id. at 18 (quoting 1962 N.J. Laws, c. 8, s 6; 1962 N.Y. Laws, c. 209, s 6).

(22)       National R.R., 470 U.S. at 470.

(23)       Id. at 466 (citing Brand).

(24)       Brand, 303 U.S. at 104-105.

(25)       Id.

(26)       National R.R., 470 U.S. at 467.

(27)       Id.

(28)       U.S. Trust, 431 U.S. at 18.

(29)       MCL § 460.10n(2).

(2)         The State expressly states the duration of its pledge: it will not impair the value of securitization property “until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the related securitization bonds have been paid and performed in full.”(30)

(3)         The State expressly authorizes an issuer of securitization bonds to include the State Pledge in bond documentation — “Any party issuing securitization bonds is authorized to include this pledge in any documentation relating to those bonds.”(31)

In the statutory State Pledge, the State “pledges” that it will not impair the value of securitization property.  In this context, the use of the term “pledges” is quite similar to the use of the term “covenant” in the statutory covenant at issue in the U.S. Trust case.(32)  In U.S. Trust, the U.S. Supreme Court found “[t]he intent to make a contract is clear” from the statutory language in which the two states “covenant” with the holders of any affected bonds.(33)

In U.S. Trust, the bonds at issue were issued by the Port Authority of New York and New Jersey, a governmental agency.  The bonds contemplated by the State Pledge, in contrast, are to be issued by electric utilities.(34)  However, Act 142 requires that an electric utility must obtain a financing order from the MPSC before any securitization bonds are issued.  Therefore, the issuance of any securitization bonds must be sanctioned by the State, acting through the MPSC.  In that respect, the situation may be viewed as analogous to the situation in U.S. Trust.

(30)       Id.

(31)       Id.

(32)       Compare 1 The Compact Edition of the Oxford English Dictionary 585 (1971) (defining “covenant, [noun]” as “[a] mutual agreement between two or more persons to do or refrain from doing certain acts; a compact, contract, bargain; sometimes, the undertaking, pledge, or promise of one of the parties.”) with id. at 2207 (defining “pledge, [noun]” as “[a] solemn engagement to do or refrain from doing something; a promise, vow.”); compare id. at 586 (defining “covenant, [verb]” as “[t]o enter into a covenant or formal agreement; to agree formally or solemnly; to contract.”) with id. at 2207 (defining “pledge, [verb]” as “[t]o guarantee or assure the performance of.  To solemnly promise, or undertake to give.”).

(33)       U.S. Trust, 431 U.S. at 18.

(34)       See MCL § 460.10n(2).

In our view, the State Pledge should properly be viewed as creating a contractual relationship between the State and the Bondholders for purposes of analysis under the Contract Clause.

B.                                    The “Reserved-Powers Doctrine”

The “reserved-powers doctrine” limits the ability of the state to enter into a contract that “surrenders an essential attribute of sovereignty.”(35)  Under the doctrine, a state’s contract is invalid if it purports to “contract away” certain “reserved powers.”(36)  For example, the U.S. Supreme Court has held that a state cannot “contract away” the power of eminent domain or its police power.(37)

However, the U.S. Supreme Court has recognized that “[w]hatever the propriety of a State’s binding itself to a future course of conduct in other contexts, the power to enter into effective financial contracts cannot be questioned.”(38)  Thus, for example, states are bound by their debt contracts — a state may not authorize a municipality to borrow money, and then later restrict its taxing power so that the debt cannot be repaid.(39)  In the U.S. Trust case, the U.S. Supreme Court found a promise to be “purely financial” and thus not within the reserved powers that cannot be contracted away.(40)  The financial obligation involved in U.S. Trust was a promise by the States of New York and New Jersey that revenues and reserves securing bonds issued by the Port Authority of New York and New Jersey would not be depleted beyond a certain level — “[s]uch a promise is purely financial.”(41)

In our view, under existing case law, the State Pledge does not violate the “reserved-powers doctrine” — it does not surrender “an essential attribute” of the State’s sovereignty.  The State Pledge does not purport to contract away the power of eminent domain or its police power to protect the public health and safety.  The State Pledge is, in effect, a financial promise.  The State Pledge is expressly made “for the benefit and protection of the financing parties and the electric utility.”(42)  The State promises that it will not impair the value of securitization property or

(35)       U.S. Trust, 431 U.S. at 23.

(36)       See id.

(37)       Id. at 24, n.21 (citing W. River Bridge Co. v. Dix, 47 U.S. 507, 525-26 (1848)); Stone v. Mississippi, 101 U.S. 814, 817 (1880).

(38)       U.S. Trust, 431 U.S. at 24.

(39)       Id. at 24, n.22.

(40)       Id. at 24-25.

(41)       Id. at 25.

(42)       MCL § 460.10n(2).

securitization charges until the principal, interest, and premium “have been paid and performed in full.”(43)  In addition, significantly, the State Pledge provides that “[a]ny party issuing securitization bonds is authorized to include this pledge in any documentation relating to those bonds.”(44)  Based on those provisions, in our view, the State Pledge should be viewed as a financial promise, made by the State with the expectation that it would be relied upon by purchasers of bonds that included the State Pledge in any documentation relating to those bonds.

In our view, the State Pledge is akin to the promise found by the U.S. Supreme Court to be “purely financial” in the U.S. Trust case.  In U.S. Trust, the States of New York and New Jersey promised not to deplete the revenues and reserves securing bonds beyond a certain level.(45)  With the State Pledge, the State has promised not to impair the value of securitization property or securitization charges.  In our view, the State Pledge should be viewed as a financial promise that does not violate the “reserved-powers doctrine.”

C.                                    The State’s Burden to Justify an Impairment

If there is substantial impairment of a contractual relationship, the next inquiries are whether the state’s impairment is justified by a “significant and legitimate public purpose”(46) and, if so, whether the state’s impairment is “reasonable and necessary”(47) — that is, whether the adjustment of the rights and responsibilities of the contracting parties is reasonable and appropriate to the public purpose behind the legislative action.(48)

Several decisions of the U.S. Supreme Court illustrate the scope of the state’s burden to justify an impairment.  The U.S. Supreme Court has described its 1934 decision in Blaisdell as “the leading case in the modern era of Contract Clause interpretation.”(49)  At issue in Blaisdell was a Minnesota mortgage moratorium statute, enacted in 1933 during the depth of the Great Depression.(50)  The Minnesota statute was a temporary measure that allowed judicial extension of the time for redemption; a mortgagor who remained in possession during the

(43)       Id.

(44)       Id.

(45)       U.S. Trust, 431 U.S. at 25.

(46)       Energy Reserves, 459 U.S. at 412.

(47)       U.S. Trust, 431 U.S. at 25.

(48)       Energy Reserves, 459 U.S. at 412.

(49)       U.S. Trust, 431 U.S. at 15.

(50)       See U.S. Trust, 431 U.S. at 15.

extension period was required to pay a reasonable income or rental value to the mortgagee.(51)  The U.S. Supreme Court concluded that the statute was justified under the Contract Clause.(52)  The U.S. Supreme Court listed five factors that it deemed significant in its analysis — whether the statute:

(1)Was an emergency measure;

(2) Was one to protect a basic societal interest, rather than particular individuals;

(3) Was tailored appropriately to its purpose;

(4) Imposed reasonable conditions; and

(5) Was limited to the duration of the emergency.(53)

In several cases contemporaneous with Blaisdell, the U.S. Supreme Court struck down other laws passed in response to the economic emergency created by the Great Depression.(54)

In determining whether a particular regulation is necessary or reasonable, the courts normally give deference to the judgment of the legislature.(55)  That is not the case, however, where a state “itself is a contracting party.”(56)  Thus, the U.S. Supreme Court has observed: “Unless the State itself is a contracting party, ‘[a]s is customary in reviewing economic and social regulation, . . . courts properly defer to legislative judgment as to the necessity and reasonableness of a particular measure.’”(57)  In contrast, “[i]n almost every case,” the U.S. Supreme Court “has held a governmental unit to its contractual obligations when it enters financial or other markets.”(58)

(51)       See id.

(52)       See id.

(53)       See Blaisdell, 290 U.S. at 444-447. See also Energy Reserves, 459 U.S. at 410, n.11 (stating factors).

(54)       See, e.g., Treigle v. Acme Homestead Ass’n, 297 U.S. 189 (1936); W.B. Worthen Co. v. Kavanaugh, 295 U.S. 56 (1935); W.B. Worthen Co. v. Thomas, 292 U.S. 426 (1936).

(55)       Energy Reserves, 459 U.S. at 412-413.

(56)       Id. at 412.

(57)       Id. at 412-13 (quoting U.S. Trust, 431 U.S. at 22-23).

(58)       Energy Reserves, 459 U.S. at 412, n.14.

The leading Contract Clause case where the state was a contracting party is U.S. Trust, in which the U.S. Supreme Court held that a state could not retroactively alter a statutory bond covenant relied upon by bond purchasers.(59)  As noted, the statutory covenant at issue in U.S. Trust limited the ability of the Port Authority of New York and New Jersey to subsidize rail passenger transportation from revenues and reserves pledged as security for certain bonds.(60)  Twelve years after entering into the statutory covenant, the states repealed it.(61)  The states contended that the repeal of the covenant was necessary to subsidize improved commuter railroad services, as new planned mass transit facilities could not possibly be self-supporting.  They contended that the goals of mass transportation, energy conservation and environmental protection were so important that any harm to bondholders from the repeal of the statutory covenant was greatly outweighed by the public benefit.(62)  The U.S. Supreme Court rejected this justification, concluding that “the repeal was neither necessary to achievement of the plan nor reasonable in light of the circumstances.”(63)

The U.S. Supreme Court reasoned:  “First it cannot be said that total repeal of the covenant was essential; a less drastic modification would have permitted the contemplated plan without entirely removing the covenant’s limitations on the use of Port Authority revenues and reserves to subsidize commuter railroads.”(64)  “Second, without modifying the covenant at all, the States could have adopted alternative means of achieving their twin goals of discouraging automobile use and improving mass transit” — for example, by taxing gasoline or parking and using the revenues to subsidize mass transit projects.(65)  Therefore, the repeal of the statutory covenant was not reasonable in light of the circumstances.(66)

The U.S. Supreme Court contrasted the repeal of the statutory covenant in U.S. Trust with the situation in El Paso v. Simmons, where the U.S. Supreme

(59)       See id. at 410 (discussing U.S. Trust).

(60)       U.S. Trust, 431 U.S. at 9-10.

(61)       Id. at 12-14.

(62)       Id. at 28-29.

(63)       Id. at 29.

(64)       Id. at 29-30.

(65)       Id. at 30; id. n.29.

(66)       Id. at 31.

Court had upheld a Texas law shortening the time within which a defaulted land claim could be reinstated:(67)

[A] comparison with El Paso v. Simmons, supra, again is instructive.  There a 19th century statute had effects that were unforeseen and unintended by the legislature when originally adopted.  As a result speculators were placed in a position to obtain windfall benefits.  The Court held that adoption of a statute of limitation was a reasonable means to ‘restrict a party to those gains reasonably to be expected from the contract’ when it was adopted.(68)

In contrast to El Paso, the need for mass transportation in U.S. Trust was not a new development —  the statutory covenant had been adopted with full knowledge of that need, as well as the likelihood that publicly owned commuter railroads would produce substantial deficits.(69)  Significantly, the U.S. Supreme Court underscored that “the covenant was specifically intended to protect the pledged revenues and reserves against the possibility that such concerns would lead the Port Authority into greater involvement in deficit mass transit.”(70)

In U.S. Trust, the U.S. Supreme Court noted that “[t]he only time in this century that alteration of a municipal bond contract has been sustained by this Court was in Faitoute Iron & Steel Co. v. City of Ashbury Park.”(71)  Faitoute involved a state statute providing that a bankrupt local government could be placed in receivership by a state agency.(72)  Pursuant to a plan adopted under such a receivership, the holders of certain revenue bonds received new securities bearing lower interest rates and later maturity dates.(73)

According to the U.S. Supreme Court in U.S. Trust, the Contract Clause objections in Faitoute failed because the state’s plan “enabled the city to meet its financial obligations more effectively” and “was adopted with the purpose and

(67)       Id. at 31.  See also City of El Paso v. Simmons, 379 U.S. 497, 514 (1965) (cited herein as “El Paso”) (noting that the promise of reinstatement in El Paso had not been “the central undertaking of the seller nor the primary consideration for the buyer’s undertaking”).

(68)       U.S. Trust, 431 U.S. at 31 (quoting El Paso, 379 U.S. at 515).

(69)       Id. at 31-32.

(70)       Id. at 32.

(71)       Id. at 27.

(72)       See id.

(73)       Id. at 28.

effect of protecting the creditors.”(74)  In contrast, the impairment resulting from the repeal of the statutory covenant in U.S. Trust was “much more serious” and was not intended to benefit the bondholders.(75)

Thus, under U.S. Trust and other U.S. Supreme Court cases, if there is a substantial impairment of a contractual relationship, the state has the burden of showing that the impairment is justified by a “significant and legitimate public purpose”(76) and is “reasonable and necessary.”(77)  Under the Contract Clause analysis, “a State is not free to impose a drastic impairment when an evident and more moderate course would serve its purposes equally well.”(78)  Similar to the situation in U.S. Trust, here the State Pledge could be viewed as a covenant “specifically intended to protect the pledged revenues and reserves” against the possibility of future impairment by the State.(79)

II.                                   RELIEF AVAILABLE IN A CHALLENGE UNDER THE CONTRACT CLAUSE

A.                                    Permanent Injunctive Relief

In a Contract Clause challenge to Legislative Action alleged to cause an Impairment, the plaintiff might consider seeking one or more remedies, including (1) a declaration of the invalidity of such Legislative Action, (2) an order permanently enjoining State officials from enforcing the provisions of such Legislative Action, and (3) less likely, a claim for damages against the State.  Whether a plaintiff could obtain a declaration of invalidity under the Contract Clause will depend on application of the principles discussed in Part I of this letter, as well as whether the plaintiff can demonstrate that the Legislative Action effects a substantial impairment.  If a court determines the Legislative Action to be invalid under the Contract Clause, the plaintiff would have to meet several requirements in order to obtain Permanent Injunctive Relief.  If the case were

(74)       Id.  See also Faitoute, 316 U.S. at 511 (“The necessity compelled by unexpected financial conditions to modify an original arrangement for discharging a city’s debt is implied in every such obligation for the very reason that thereby the obligation is discharged, not impaired”); U.S. Trust, 431 U.S. at 28 (quoting Faitoute).

(75)       U.S. Trust, 431 U.S. at 28.

(76)       Energy Reserves, 459 U.S. at 411.

(77)       U.S. Trust, 431 U.S. at 25.

(78)       Id. at 31.

(79)       See id. at 32.

brought in federal court, the requirements for issuance of a permanent injunction would be governed by federal law.  The following discussion relates to federal law only.

A plaintiff seeking a permanent injunction must satisfy a four-factor test before a federal district court may grant such relief.(80)  A plaintiff must demonstrate (1) that it has suffered, or faces a real threat of, an irreparable injury, (2) that monetary damages, or other remedies available at law, are inadequate to compensate for that injury, (3) that an equitable remedy is warranted in light of the balance of hardships between the plaintiff and defendant and (4) that a permanent injunction would not disserve the public interest.(81)  Ultimately, the decision to grant or deny permanent injunctive relief is within the discretion of the district court; on appeal, the district court’s decision is reviewable only for abuse of discretion.(82)  In the context of an alleged constitutional violation, the U.S. Court of Appeals for the Sixth Circuit (which includes federal district courts in Michigan) has stated that “a party is entitled to a permanent injunction if it can establish that it suffered a constitutional violation and will suffer ‘continuing irreparable injury’ for which there is no adequate remedy at law.”(83)

The “irreparable injury” and “no adequate remedy” factors are closely related—the Sixth Circuit has stated that “[i]n general, a harm is irreparable where there is no adequate remedy at law, such as monetary damages.”(84)  A remedy at law may be inadequate even if there are economic damages in some circumstances—for example, some courts have found that a remedy at law is inadequate if legal redress may be obtained only by pursuing a multiplicity of actions.(85)  In addition, a remedy at law may be inadequate “if the nature of the plaintiff’s loss would make damages difficult to calculate.”(86)  Also, there may be no adequate remedy at law if the defendant cannot be compelled to respond in

(80)       eBay Inc. v. MercExchange, L.L.C., 547 U.S. 388, 391 (2006).

(81)       See id.; City of Los Angeles v. Lyons, 461 U.S. 95, 111 (1983).

(82)       eBay Inc., 547 U.S. at 391.

(83)       ACLU of Ky. v. McCreary Cnty., Ky., 607 F.3d 439, 445 (6th Cir. 2010) (quoting Women’s Med. Prof’l Corp. v. Baird, 438 F.3d 595, 602 (6th Cir. 2006)).  See also Kallstrom v. City of Columbus, 136 F.3d 1055, 1067 (6th Cir. 1998).

(84)       Janvey v. Alguire, 647 F.3d 585, 600 (6th Cir. 2011).

(85)       Id.  See also Warren v. City of Athens, Ohio, 411 F.3d 697, 711 (6th Cir. 2005) (noting continuing nature of irreparable injury).

(86)       See United States v. Miami Univ., 294 F.3d 797, 819 (6th Cir. 2002) (quoting Basicomputer Corp. v. Scott, 793 F.2d 507, 511 (6th Cir. 1992).

damages.(87)  Here, if plaintiffs could not obtain adequate money damages from the State or its officials, then a legal remedy may be inadequate.

In a Contract Clause challenge to Legislative Action alleged to cause an Impairment, the plaintiff could assert one or more of these theories in attempting to satisfy the test for permanent injunctive relief.  In our opinion, depending on the strength of the showing by the plaintiff, a federal district court could find the test satisfied and, if it did so, it would have discretion to grant permanent injunctive relief.

B.                                    Preliminary Injunctive Relief

If the plaintiff in a Contract Clause challenge to Legislative Action alleged to cause an Impairment seeks Preliminary Injunctive Relief, he or she would have to meet several requirements in order to obtain a preliminary injunction.  If the case were brought in federal court, the requirements for issuance of a preliminary injunction would be governed by federal law.  The following discussion relates to federal law only.

The purpose of a preliminary injunction is to preserve the relative positions of the parties until a trial on the merits can be held.(88)  In considering a motion for preliminary injunction, a federal district court will balance four factors: (1) whether the movant has a strong likelihood of success on the merits; (2) whether the movant would suffer irreparable injury without a preliminary injunction; (3) whether the issuance of a preliminary injunction would cause substantial harm to others; and (4) whether the public interest would be served by the issuance of a preliminary injunction.(89)  These four factors are to be balanced; they are not strict prerequisites, each of which must be independently satisfied.  Thus, the federal district court is not required to make specific findings concerning each of the four factors, if fewer than four factors are dispositive in granting or denying a preliminary injunction.(90)  However, the U.S. Court of Appeals for the Sixth Circuit (which includes federal district courts in Michigan) has stated that “it is generally

(87)       See Dresser-Rand Co. v. Virtual Automation Inc., 361 F.3d. 831, 848 (5th Cir. 2004) (defendant incapable of responding in damages because of insolvency).

(88)       Certified Restoration Dry Cleaning Network, L.L.C. v. Tenke Corp., 511 F.3d 535, 542 (6th Cir. 2007).

(89)       Id.

(90)       Id.

useful for the district court to analyze all four of the preliminary injunction factors.”(91)

A preliminary injunction is “an extraordinary remedy.”(92)  The Sixth Circuit has stated that “[t]he purpose of a preliminary injunction is always to prevent irreparable injury so as to preserve the court’s ability to render a meaningful decision on the merits.”(93)  Ultimately, the decision to grant or deny a preliminary injunction is within the discretion of the district court; on appeal, if any, the district court’s decision is reviewable only for abuse of discretion.(94)

We would expect a federal court to issue a preliminary injunction only if it was persuaded that (a) the plaintiff was likely to prevail on the merits and (b) the plaintiff would suffer irreparable injury absent such an injunction.  Thus, addressing the four factors discussed above, the plaintiff would need to advance a persuasive theory why a preliminary injunction was needed to prevent irreparable injury prior to trial and decision on the merits by the district court.  In our view, depending on the strength of the showing by the plaintiff, a federal district court could balance the factors for determining whether to grant or deny a preliminary injunction and would have discretion to grant Preliminary Injunctive Relief.

III.                              THE SCOPE OF THE TAKINGS CLAUSE

The Takings Clause of the Fifth Amendment of the United States Constitution provides: “nor shall private property be taken for public use, without just compensation.”  The prohibition of the Takings Clause applies to action by the states by virtue of the Fourteenth Amendment.(95)  The Takings Clause bars a state from taking private property without paying for it, no matter which branch of state government effects the taking.(96)

(91)       Id. (quoting Leary v. Daeschner, 228 F.3d 729, 739, n.3 (6th Cir. 2000)).

(92)       Stenberg v. Cheker Oil Co., 573 F.2d 921, 925 (6th Cir. 1978).

(93)       Id.  See also Roland Mach. Co. v. Dresser Indus., Inc., 749 F.2d 380, 386 (7th Cir. 1984) (preliminary injunction available only where harm cannot be prevented or fully rectified by ultimate relief in final judgment after trial).

(94)       See Certified Restoration Dry Cleaning Network, L.L.C., 511 F.3d at 540-41.

(95)       Webb’s Fabulous Pharm., Inc. v. Beckwith, 449 U.S. 155, 160 (1980).

(96)       Stop the Beach Renourishment, Inc. v. Fla. Dept. of Env’t Prot., 560 U.S. 702, 715 (2010).

The Takings Clause covers both tangible and intangible property.(97)  The U.S. Supreme Court has recognized that “intangible property rights protected by state law are deserving of the protection of the Takings Clause.”(98)  Thus, for example, valid contracts are property protected by the Takings Clause.(99)  However, “the fact that legislation disregards or destroys existing contractual rights does not always transform the regulation into an illegal taking.”(100)

The U.S. Supreme Court has observed that there is “no magic formula” to determine in every case whether a government interference with property is a taking.(101)  The classic taking is a transfer of property to the state or to another private party by eminent domain.(102)  The Takings Clause also applies to other state actions that achieve the same thing, as when the government uses its own property in a way that destroys private property.(103)  Similarly, it is a taking when a state regulation forces a property owner to submit to a permanent physical occupation, or deprives a property owner of all economically beneficial use of such owner’s property.(104)  Also, a state effects a taking if it recharacterizes private property as public property.(105)

The U.S. Supreme Court has established that a taking occurs: (1) where the government authorizes a permanent physical invasion of property; and (2) where a regulation completely deprives an owner of all economically beneficial use of property.(106)  Outside of these two narrow categories, takings challenges are governed by a three-factor test set forth by the U.S. Supreme Court in the Penn Central case, which identified “several factors that have particular significance”: (1) the character of the governmental action; (2) the economic impact of the

(97)            Ruckelshaus v. Monsanto Co., 467 U.S. 986, 1003 (1984).

(98)            Id.

(99)            Lynch v. United States, 292 U.S. 571, 579 (1934).

(100)     Connolly v. Pension Benefit Guar. Corp., 475 U.S. 211, 224 (1986).

(101)     Ark. Game & Fish Comm’n v. United States, 133 S. Ct. 511, 518 (2012).

(102)     Stop the Beach Renourishment, Inc., 560 U.S. at 713.

(103)     Id. (citing United States v. Causby, 328 U.S. 256, 261-62 (1946); Pumpelly v. Green Bay Co., 80 U.S. 166 (1872)).

(104)     Id. (citing Loretto v. Telepropter Manhattan CATV Corp., 458 U.S. 416, 425-26 (1982); Lucas v. S.C. Coastal Council, 505 U.S. 1003, 1019 (1992)).

(105)     Id. (citing Webbs Fabulous Pharm., Inc., 449 U.S. at 163-65).

(106)     Lingle v. Chevron U.S.A., Inc., 544 U.S. 528, 538 (2005); Ark. Game & Fish Comm’n, 133 S. Ct. at 518.

regulation on the claimant; and (3) the extent to which the regulation has interfered with investment-backed expectations.(107)

The first factor — the character of the governmental action — requires a court to identify the type of action involved.  For example, a physical invasion may be viewed differently than action that “merely affects property interests through ‘some public program adjusting the benefits and burdens of economic life to promote the common good.’”(108)

The second factor — the economic impact of the regulation on the claimant — requires a court to evaluate the magnitude of the economic impact on the claimant.  While the total destruction by the government of all value of a property may be a taking, “not every destruction or injury to property by governmental action has been held to be a ‘taking’ in the constitutional sense.”(109)  “Government hardly could go on if to some extent values incident to property could not be diminished without paying for every such change in the general law.”(110)  Nonetheless, the general rule is that while property may be regulated to a certain extent, “if regulation goes too far, it will be recognized as a taking.”(111)

The third factor — the extent to which the regulation has interfered with investment-backed expectations — requires a court to determine whether a claimant had sufficient notice at the time of its investment of the possibility of future governmental interference with its property rights.(112)  A reasonable investment-backed expectation must be more than a “unilateral expectation or an abstract need.”(113)  Thus, “legislation readjusting rights and burdens is not unlawful solely because it upsets otherwise settled expectations.”(114)  The U.S. Supreme Court has observed, for example, that “[t]hose who do business in the regulated

(107)     Penn Central Transp. Co. v. New York City, 438 U.S. 104, 124 (1978).  See also Ark. Game & Fish Comm’n, 133 S. Ct. at 518; Lingle, 544 U.S. at 538-39.

(108)     Lingle, 544 U.S. at 539 (quoting Penn Central Transp. Co., 438 U.S. at 124) .

(109)     Armstrong v. United States, 364 U.S. 40, 48 (1960).

(110)     Pa. Coal Co. v. Mahon, 260 U.S. 393, 413 (1922).

(111)     Id. at 415.

(112)     See Ruckelshaus, 467 U.S. at 1006 (noting claimant was on notice of agency procedure); Connolly, 475 U.S. at 227 (noting claimants “had more than sufficient notice” of current regulation and possibility of future obligations).

(113)     Ruckelshaus, 467 U.S. at 1005 (quoting Webb’s Fabulous Pharm., 449 U.S. at 161).

(114)     Usery v. Turner Elkhorn Mining Co., 428 U.S. 1, 16 (1976).

field cannot object if the legislative scheme is buttressed by subsequent amendments to achieve the legislative end.”(115)

The U.S. Supreme Court has recognized that a case where governmental action results in a complete destruction of a property right “fits but awkwardly into the analytic framework employed in Penn Central.”(116)  Nevertheless, the U.S. Supreme Court has found the Penn Central framework to be “firmly established” and applied that framework in the course of finding that a total abrogation of a property right may go “too far” and be a taking.(117)

We are not aware of any case law that addresses the applicability of the Takings Clause in the context of action by a state to abrogate or impair contracts otherwise binding on the state.

With respect to the reasonable investment-backed expectations of Bondholders, we note that, in the State Pledge, the State promises that it will not impair the value of securitization property or securitization charges until the principal, interest and premium “have been paid and performed in full.”(118)  In addition, significantly, the State Pledge provides that “[a]ny party issuing securitization bonds is authorized to include this pledge in any documentation relating to those bonds.”(119)  Further, Section 460.10i(4) of Act 142 provides that a financing order under Act 142 “shall be irrevocable.”(120)  Based on those provisions, in our view, Bondholders should be viewed as having reasonable investment-backed expectations that the State will not impair the value of the Securitization Property.

Based on our analysis of relevant judicial authority, it is our opinion, as set forth above, subject to all of the qualifications, limitations and assumptions set forth in this letter, that a federal district court would hold that the Takings Clause would require the State to pay just compensation to Bondholders if the court determines that the State’s repeal or amendment of Act 142, or any other action taken by the State in contravention of the State Pledge, (1) completely deprived Bondholders of all economically beneficial use of the Securitization Property or

(115)     Connolly, 475 U.S. at 227 (quoting FHA v. The Darlington, Inc., 358 U.S. 84, 91 (1958)).

(116)     United States v. Sec. Indus. Bank, 459 U.S. 70, 75-76 (1982).

(117)     See Hodel v. Irving, 481 U.S. 704, 713, 714-717, 718 (1987).

(118)     MCL § 460.10n(2).

(119)     Id.

(120)     MCL § 460.10i(4).

(2) unduly interfered with the reasonable expectations of the Bondholders arising from their investment in the Bonds.  As noted above, in determining what is an undue interference, a court would consider all of the factors in the three-factor test set forth by the U.S. Supreme Court.  Moreover, the outcome of any claim that action by the State impairing the value of the Securitization Property without compensation violates the Takings Clause would likely depend on a number of factors, such as (1) the character of the State’s impairment of the Securitization Property, (2) the magnitude of economic impact of the impairment on Bondholders and (3) the extent to which the impairment interferes with reasonable investment-backed expectations of Bondholders.  We express no opinion as to:

(1)               whether any award of just compensation would be sufficient to pay the full amount of principal of, and interest on, the Bonds;

(2)               whether any court would have or would exercise jurisdiction to hear a Takings Clause challenge;

(3)               when such a challenge would be ripe (including, among other issues, whether the Bondholders or the Trustee might be required to seek compensation under state law); or

(4)               whether the State would be entitled to assert sovereign immunity in a particular forum.

This opinion letter is limited to the U.S. federal constitutional matters specifically covered hereby, and we have not been asked to address, nor have we addressed, in this opinion letter any other legal issues regarding the transaction referred to above or any other transaction.  We have not undertaken to express any opinions on matters of state law.  This opinion letter is rendered as of the date hereof and is based on the current provisions of the United States Constitution and current case law.  Any decision after the date of this opinion letter could change the law as described in this opinion letter and could apply such change retroactively.  We do not undertake, and we hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, that may be brought to our attention at a later date.

In rendering the opinions set forth herein, we note that any conclusions as to what a court “would” hold on any particular issue is not a guarantee of what a court will hold but, rather, sets forth our conclusions as to what would or should be the proper result for a court if the facts are as we assumed, the issues were properly presented to it, and the court followed existing precedent as to applicable legal principles in its proceedings.  A court’s decision with respect to the matters described herein would be based upon its own analysis and interpretation of the facts before it and applicable legal and equitable principles.  A court could reach a conclusion different from ours, which conclusion would not necessarily constitute reversible error.

While a copy of this opinion letter may be posted to the internet website maintained by Consumers Energy solely for the purpose of complying with Rule 17g-5 under the Securities Exchange Act of 1934, it may not be relied upon for any purpose whatsoever by any person or entity who views it on such website. This opinion letter is delivered only to you solely for your benefit in connection with the transaction contemplated by the Underwriting Agreement and may not be used, circulated, furnished, quoted or otherwise referred to or relied upon for any other purpose or by any other person or entity (including by any person or entity that acquires any of the Bonds from any of the Underwriters) for any purpose without our prior written consent.

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